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                                                                     Exhibit 4.1

                                    AGREEMENT

     THIS AGREEMENT is entered into this 4th day of December, 1997, by and between American Equity Investment Life Holding Company, an Iowa corporation ("Company"), with its principal offices at 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266; and FARM BUREAU LIFE INSURANCE COMPANY, an Iowa corporation ("Investor"), with its principal offices at 5400 University Avenue, West Des Moines, Iowa 50266.

     WHEREAS, Investor has agreed to subscribe for 1,562,500 shares of Company's Common Stock, $1 par value (hereinafter referred to as "Common Stock"), pursuant to a private placement conducted by Company in December, 1997 (hereinafter referred to as the "Private Placement"), as described in the Private Placement Memorandum relating thereto, dated December 1, 1997 (the "Private Placement Memorandum");

     WHEREAS, Company has agreed to grant Investor certain rights of refusal to acquire additional securities of Company pursuant to the terms and conditions set forth below such that Investor may maintain at least a twenty percent (20%) equity interest in the voting securities of Company.

     NOW, THEREFORE, THE PARTIES AGREE, as follows:

     1. Grant of Right of First Refusal.

     (a) Company hereby grants Investor a right of first refusal to purchase up to that number of shares of Common Stock, and/or shares or units of any other voting or nonvoting equity securities or securities convertible into voting equity securities of Company (hereinafter referred to collectively as "Equity Securities"), which, when added to the number of shares owned by Investor at the time of any exercise of the right of first refusal equals 20% of all issued and outstanding Equity Securities at that time (hereinafter referred to as the "Right of First Refusal"). The Right of First Refusal may be exercised by Investor (i) in the event of any offering or other proposed issuance by Company of any Equity Securities which, upon closing of same, would cause Investor's aggregate ownership interest in the outstanding Equity Securities to fall below 20% (hereinafter referred to as an "Offering"); or (ii) upon the exercise of any options or warrants to purchase Equity Securities (hereinafter referred to as an "Option Exercise") or the conversion of any securities convertible into Equity Securities (hereinafter referred to as a "Conversion") which would cause Investor's aggregate ownership interest in the outstanding Equity Securities to fall below 20%. The purchase price for Equity Securities acquired by Investor pursuant to the Right of First Refusal shall be (i) in the event of an Offering, the price per share, or other pro rata price, at which Equity Securities are offered in the applicable Offering; or (ii) in the event of an Option Exercise or a Conversion, the price of $16 per share.

     (b) At least thirty (30) days prior to the initiation of any Offering, Company shall notify Investor in writing of the expected date on which the Offering shall begin (hereinafter referred to as the "Offering Date"), after which Investor may exercise the Right of First Refusal by giving written notice to Company on or before the Offering Date of the amount of Equity Securities Investor elects to purchase and delivering to Company at its principal offices, the full
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purchase price by check payable to Company on or before the closing date of the applicable Offering.

     (c) Upon any Option Exercise or Conversion, which, when aggregated with all other Option Exercises or Conversions during the then current fiscal year, results in the issuance of 1% or more of the Company's outstanding Equity Securities, Company shall notify Investor in writing of the Option Exercise or Conversion and of the total number of shares issued during the then current fiscal year in connection with Option Exercises or Conversions, after which Investor may exercise the Right of First Refusal by giving written notice to Company of the amount of Equity Securities Investor elects to purchase and delivering to Company at its principal offices the full purchase price by check payable to Company within thirty (30) days after the date of receipt of Company's notice.

     (d) Notwithstanding anything in this Agreement to the contrary, Investor's obligation to close at any Offering in which Equity Securities are offered to other parties is conditional upon the receipt from such others which, when added to the proceeds to be received from Investor in such Offering, equal or exceed the minimum aggregate proceeds sufficient to complete the Offering as specified by Company in the applicable Offering instruments and/or documentation.

     (e) The Right of First Refusal shall expire on December 31, 2007, whether or not Company has conducted any Offerings prior to that date, and whether or not any Option Exercises or Conversions have occurred, unless the parties agree in writing to an extension thereof.

     2. Nontransferability. The Right of First Refusal may not be transferred or assigned in any manner, nor may the Right of First Refusal be pledged or hypothecated in any way or subject to execution, attachment or similar process except with the express consent of the Board of Directors of Company; provided, however, that Investor may transfer and/or assign the Right of First Refusal to any wholly-owned subsidiary of Investor, or to any affiliate under common control with Investor.

     3. Adjustments.

     (a) Whenever a stock split, stock dividend or other similar change in capitalization of Company occurs, and to the extent the Right of First Refusal is unexercised at that time, the amount of equity interest in Company which can thereafter be purchased pursuant to the Right of First Refusal, shall be appropriately adjusted to maintain the proportionate equity interest in Company which Investor may acquire thereunder.

     (b) In the event of the dissolution or liquidation of Company, the Right of First Refusal shall terminate, and Investor's proportionate interest in the liquidation proceeds shall be based solely upon the equity interest actually owned by Investor on the date of dissolution without adjustment for the shares or other interests Investor could have but did not acquire pursuant to the Right of First Refusal.

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     (c) Adjustments and determinations under this paragraph 3 shall be made by
Company's Board of Directors, whose decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding and conclusive.

     4. Notices. Each notice relating to this Agreement shall be in writing, addressed to the President of recipient and delivered in person or by certified mail to the recipient's address as set forth in the heading of this Agreement. Either party hereof may designate a new address by written notice to that effect.

     5. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Iowa.

     6. Amendment. This Agreement may be amended from time to time as mutually agreed upon by the parties. No amendment will be effective unless in writing and signed by both parties.

     7. Invalid Provisions. The unenforceability or invalidity of any term, condition, or provision hereof, shall in no way affect the enforceability or validity of the remaining terms of this Agreement.

     IN WITNESS WHEREOF, Company and Investor have caused this Agreement to be executed effective as of the day, month and year first above written.


AMERICAN EQUITY INVESTMENT             FARM BUREAU LIFE INSURANCE
LIFE HOLDING COMPANY                   COMPANY


By: /s/ D. J. Noble                    By: /s/ William J.  Oddy
-----------------------------------    --------------------------------------
D. J. Noble, Chairman and President    William J. Oddy, Executive Vice
                                       President and General Manager

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